Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Innventure, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.0001 per share (“Common Stock”).

The following description of our capital stock is a summary and is qualified in its entirety by provisions of Delaware law and by reference to the terms of our Amended and Restated Certificate of Incorporation and By-laws, which are incorporated herein by reference and attached as exhibits to the Company’s most recent Annual Report on Form 10‑K filed with the Securities and Exchange Commission (the “SEC”). We encourage you to read these documents and the applicable portions of the Delaware General Corporation Law, as amended (the “DGCL”), and our Amended and Restated Certificate of Incorporation and our By-laws, as applicable, carefully and in their entirety because they describe your rights as a holder of shares of Common Stock.

General

Our authorized capital stock consists of 250,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.0001 per share. Of the 25,000,000 shares of preferred stock, 3,000,000 shares are designated as “Series B Preferred Stock” and 5,000,000 shares are designated as “Series C Preferred Stock.”

Common Stock

Each share of Common Stock shall entitle the record holder to one (1) vote per share on all matters submitted to a vote of stockholders. The holders of shares of Common Stock shall not have cumulative voting rights. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors or any other series of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. Common Stock will not be subject to further calls or assessment by the Company. There will be no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock currently outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any series of the Company’s preferred stock that the Company may authorize and issue in the future, the Series B Preferred Stock and the Series C Preferred Stock.

When a quorum is present at any meeting of stockholders, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by law. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Preferred Stock

After the designation of the Series B Preferred Stock and the Series C Preferred Stock, 17,000,000 authorized shares of preferred stock remain available for the creation and issuance of one or more additional series of preferred stock by the Company’s board of directors (the “Board”). Unless required by law or by applicable stock exchange rule, the remaining authorized shares of preferred stock will be available for issuance without further action by you. The Board is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•the voting powers, if any, and whether such voting powers are full or limited in such series;

•the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

•the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

•the provisions, if any, of a sinking fund applicable to such series;

•any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof; and

•all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Common Stock might believe to be in their best interests or in which the holders of Common Stock might receive a premium for their Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock (including the Series B Preferred Stock and the Series C Preferred Stock) or any class or series of stock having a preference senior to or the right to participate with the common stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board in its discretion from time to time in accordance with applicable law.

We have no current plans to pay dividends on the Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant. Because we are a holding company with no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries.

Listing

Our Common Stock trades on the Nasdaq Global Market (“Nasdaq”) under the symbol “INV.”

Annual Stockholder Meetings

The By-laws provide that annual stockholder meetings will be held at such date, time and place, if any, as determined by the Board. The Board may also determine that a meeting of stockholders be held by means of remote communication as authorized by and in accordance with the DGCL.

Anti-Takeover Effects of the Company’s Amended and Restated Certificate of Incorporation and By-laws and Certain Provisions of Delaware Law

The Amended and Restated Certificate of Incorporation and By-laws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

The Company’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2025; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027, with the members of each class to hold office until their successors are elected and qualified.

At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Removal of Directors; Vacancies

Subject to the rights of the holders of any series of preferred stock then outstanding, for as long as this Amended and Restated Certificate of Incorporation provides for a classified board of directors, any director may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose. Vacancies on the Board will be able to be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Special Stockholder Meetings

Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of the Company may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the chairperson of the Board, the Chief Executive Officer, or President.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. The By-laws also specify requirements as to the form and content of a stockholder’s notice.

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by consent of the stockholders in lieu of a meeting. However, any action required or permitted to be taken by the holders of any series of preferred stock (including the Series B Preferred Stock and Series C Preferred Stock), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting to the extent expressly provided by the applicable preferred stock designation.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery (the “Chancery Court”) of the State of Delaware.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal any provision thereof. The Amended and Restated Certificate of Incorporation also provides that, notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal the provisions thereof relating to the Company’s name, registered address or agent, or purpose.

Amendment of the By-laws

The By-laws provide that the Board is empowered to adopt, amend or repeal the bylaws, and further provide that the stockholders also have the power to adopt, amend or repeal the bylaws, provided that such action by the stockholders will require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors.

Exclusive Forum Selection

The Amended and Restated Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Chancery Court will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the By-laws or the Amended and Restated Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) above and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person purchasing or otherwise acquiring any interest in any security of the Company will be deemed to have notice of and consented to the foregoing exclusive forum provisions. Notwithstanding the foregoing, such provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Certificate of Incorporation contains provisions that limit the liability of the Company’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, provided that our certificate of incorporation will not limit the liability of:

•a director or officer for any breach of their duty of loyalty to our company or our stockholder;

•a director or officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•a director for unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL;

•a director or officer for any transaction from which they derived an improper personal benefit; or

•an officer in any action by or in the right of the Company.

The By-laws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our By-laws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Certificate of Incorporation and the By-laws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.